Exhibit 2(k)(ii)

                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT

This is an amendment dated November 2, 2001 to the Administration Agreement ("Agreement") between Pilgrim Prime Rate Trust ("Trust") and ING Pilgrim Group, LLC, which was made the 20th day of October 1992, and amended and restated as of February 17, 1995, April 7, 1995, May 2, 1996, April, 7, 1997, February 2, 1999,
and April 27, 2000.

WHEREAS, The Board of Trustees has determined that it is in the best interest of the Trust to synchronize the annual renewal of this Agreement with the renewal of the Trust's investment management agreement, which also requires annual renewal by the Trust's Board of Trustees, to facilitate the Trust's compliance schedule and administration.

THEREFORE, the parties agree that this Agreement, as amended, shall be dated September 1, 2001.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.


                                           PILGRIM PRIME RATE TRUST


                                           By: /s/ Robert S. Naka
                                               -----------------------
                                               Robert S. Naka
                                               Senior Vice President


                                           ING PILGRIM GROUP, LLC


                                           By: /s/ Michael J. Roland
                                               ------------------------
                                               Michael J. Roland
                                               Senior Vice President